Exhibit (b)(2)

CONFORMED COPY

Dated 31 August 2004

SCHNEIDER ELECTRIC SA

AMENDED AND RESTATED

DEED OF COVENANT

relating to

SCHNEIDER ELECTRIC SA

Euro 3,500,000,000

Euro Medium Term Note Programme

Due from 7 days from the date of original isue

arranged by

BNP PARIBAS

Link laters

Ref: CXG/KG

This Amended and Restated Deed of Covenant is made on 31 August 2004 (the “Deed”) by Schneider Electric SA (the “Issuer”) in favour of the Relevant Account Holders (as defined below) from time to time.

Whereas:

(A)                              The Issuer Proposes to issue from time to time euro medium term notes (the “Notes”, which expression shall, if the context so admits, include the Global Notes (in temporary or permanent form), to be initially delivered in respect to Notes and any related coupons, receipts and talons) under its Euro 3,500,000,000 Euro Medium Term Note Programme (the “Programme”).

(B)                                The Issuer wishes to make arrangements for the protection of the interests of Relevant Account Holders in the circumstances set out below.

(C)                                This Deed of Covenant shall apply to Notes issued after the date hereof.

This Deed witnesses as follows:

1              Interpretation

1.1                               Defined Terms: In this Deed, unless the context otherwise requires:

“Account Holder” means a holder of a Securities Account, except for an Account Issuer to the extent that any securities, or right in respect of securities, credited to such Account Issuer’s Securities Account are held by such Account Issuer for the account or benefit of a holder of a Securities Account with that Account Issuer

“Account Issuer” means an Approved Intermediary, a Clearing System or a Custodian

“Acquisition Time” means, in relation to any Original Account Holder’s Entry, its Effective Time (as defined in the definition of Original Account Holder below) and, in relation to any Subsequent Account Holder’s Entry, its Transfer Time

“Amended and Restated Agency Agreement” means the amended and restated agency agreement relating to the Programme dated 31 August 2004, between the Issuer, BNP Paribas Securities Services, Luxembourg Branch as initial fiscal agent and others and as further amended from time to time prior to the date of issue of the Notes

“Approved Intermediary” means an intermédiaire financier habililé who holds a Securities Account with Euroclear France or any other person who falls within the definition of “Additional Approved Intermediary” in the Conditions relating to any Global Note

“Clearing System” means Clearstream, Luxembourg, Euroclear or Euroclear France or any other person who is specified as an “Additional Clearing System”, or who falls within the definition of “Alternative Clearing System”, in the Conditions relating to any Global Note

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme

“Conditions” means, in respect of the Notes of each Series, the terms and conditions applicable thereto, which shall be substantially in the form set out in the Amended and Restated Agency Agreement as modified, with respect to any Notes represented by a Global Note, by the provisions of such Global Note, including any additional provisions forming part of such terms and conditions relating to the Notes of that Series that are endorsed on or attached to such Global Note

An Entry “corresponds” with another Entry if (i) both Entries relate to the same Global Note, (ii) one of those Entries has been debited from the Securities Account of an Account Holder in connection with, and substantially at the same time as, the credit of the other entry to the Securities Account of another Account Holder and (iii) the purpose of debiting the first Entry and crediting the second Entry was to transfer all rights relating to the debited Entry from the Account Holder to whose Securities Account it was debited to the other Account Holder to whose Securities Account the other Entry has been credited: and one Entry “corresponds” with another Entry if they both correspond with a third Entry

“Custodian” means a person who acknowledges to a Clearing System (or to a Custodian and therefore indirectly to a Clearing System) that it holds securities, or rights in respect of securities, for the account or benefit of that Clearing System (or Custodian)

“Direct Rights” means the rights referred to and defined in Clause 2.1

“Entry” means an entry relating to an Original Note (and, if applicable, its related Global Note) in a Securities Account of an Account Holder

“Euroclear” means Euroclear Bank S.A./N.V. as operator of the Euroclear System

“Fiscal Agent” means BNP Paribas Securities Services, Luxembourg Branch as fiscal agent or, in relation to any Series, such other replacement or successor fiscal agent as may be appointed pursuant to the Amended and Restated Agency Agreement

“Global Note” means, subject to Clause 6, a Global Note (whether in temporary or permanent form) issued pursuant to the Amended and Restated Agency Agreement

“Original Account Holder” means an Account Holder who has one or more Entries credited to his Securities Account at the time (the “Effective Time”) at which a Rights Notice is given in relation to such Entries

“Original Note” means, in relation any Global Note, a Note in definitive form for which such Global Note (or any permanent Global Note for which such Global Note may be exchanged) may be exchanged (or, in relation to a part of a Global Note in respect of which Direct Rights have arisen, would have been exchangeable before the acquisition of such Direct Rights) in accordance with its terms

“outstanding” has the meaning given to it in the Amended and Restated Agency Agreement

“Relevant Account Holder” means an Original Account Holder or a Subsequent Account Holder, as the case may be

“Right Notice” means a notice given to the Fiscal Agent by the holder of a Global Note in respect of which there has been a failure to pay principal when due in accordance with the Conditions that elects for Direct Rights to arise in relation to the whole or a stated part of such Global Note and that identifies the Account Holder and Entries to which such notice relates

“Securities Account” means any arrangement between an Account issuer and any other person (which may include any other Account Issuer, the “holder of the Securities Account”) pursuant to which such Account Issuer may acknowledge to the holder of the Securities Account that it holds securities, or rights in respect of securities, for the account or benefit of such holder and, in relation to a specific Entry, means the Securities Account to which such Entry is credited

“Series” means a series of Notes comprising one or more Tranches, whether or not issued on the same date, that (except in respect of the first payment of interest and their issue price) have identical terms and are expressed to have the same series number

“Subsequent Account Holder” means an Account Holder who has had an Entry credited to his Securities Account in connection with the debit of a corresponding Entry in respect of which Direct Rights have arisen from the Securities Account of another Account Holder (a “Previous Account Holder”)

“Termination Date” means the first date on which no further Global Notes may be issued under the Amended and Restated Agency Agreement and complete performance of the obligations contained in this Deed and in all outstanding Notes initially represented by Global Notes occurs

“Tranche” means, in relation to a Series, those Notes of that Series that are issued on the same date at the same issue price and in respect of which the first payment of interest is identical

“Transfer Time” means, in relation to any Subsequent Account Holder’s Entry, the time at which such Entry is credited to his Securities Account.

1.2                               Headings: Headings shall be ignored in construing this Deed.

1.3                               Contracts: References in this Deed to this Deed or any other document are to this Deed or these documents as amended, supplemented or replaced from time to time in relation to the Programme and includes any document that amends, supplements or replaces them.

2              Direct Rights

2.1                               Acquisition of Direct Rights: Each Relevant Account Holder shall at the Acquisition Time for each of such Relevant Account Holder’s Entries acquire against the issuer all rights (“Direct Rights”) that it would have had if, immediately before each such Acquisition Time, it had been the holder of the Original Notes to which each of such Entries relates including, without limitation, the right to receive all payments due at any time in respect of such Original Notes other than those corresponding to any already made (i) under the relevant Global Note before the Effective Time relating to such Original Notes or (ii) at or after such Effective Time and in relation to Subsequent Account Holders, to Previous Account Holders who have had corresponding Entries credited to their Securities Accounts and that have been made in respect of such corresponding Entries.

2.2                               No Further Act Required: No further action shall be required on the part of any person in order for such Direct Rights to be acquired and for each Relevant Account Holder severally to have the benefit of, and to be able to enforce, such Direct Rights.

2.3                               Termination of Direct Rights: The Direct Rights of each Previous Account Holder in relation to any Entry shall terminate when the Subsequent Account Holder to whose Securities Account a corresponding Entry has been credited acquires Direct Rights in relation to such Entry in accordance with Clause 2.1.

3              Evidence

3.1                               Records Conclusive: The records of each Account Issuer shall, in the absence of manifest error, be conclusive evidence as to the matters set out in paragraphs 3.1.1 to 3.1.3, inclusive, below. For the purposes of this Clause one or more certificates issued by an Account Issuer stating:

3.1.1                     whether or not one or more Rights Notices have been given and, if any such notice has been given:

(i)                                     the Effective Time in relation to such Rights Notice

(ii)                                  the Original Notes to which it related

3.1.2                     in relation to each Relevant Account Holder:

(i)                                     the name of the Relevant Account Holder

(ii)                                  the Entries in respect of which Direct Rights have arisen (and have not terminated in accordance with Clause 2.3) that are credited to the Securities Account of such Relevant Account Holder

3.1.3                     in relation to each Entry in respect of which Direct Rights have arisen:

(i)                                     the Original Note to which such Entry relates

(ii)                                  its Acquisition Time

(iii)                               whether any payment made under the relevant Global Note before the Effective Date relating to such Entry was made in respect of the Original Note relating to such Entry

(iv)                              the amount of any payments made to Previous Account Holders who have had a corresponding Entry credited to their securities account and that have been made in respect of any such corresponding Entry shall be conclusive evidence of the records of such Account Issuer at the date of such certificate.

3.2                               Blocked Securities Accounts: A certificate from an Account Issuer stating the information set out in sub-Clause 3.1.2 that certifies that one or more of the Entries referred to in that certificate may not be debited or transferred from the Securities Account of the Relevant Account Holder until a certain time and date or before the occurrence of any identified condition precedent shall be conclusive evidence that such Entries remain credited to such Securities Account until such time and date or the satisfaction of such condition precedent..

3.3                               Original Notes and Entries Treated as Fungible: Where two or more Entries in the books of any Account Issuer relate to Original Notes that have identical terms and have Direct Rights that are identical in all respects, any certificate given pursuant to this Clause need not identify specific Original Notes or Entries, but may certify that an Entry (or the Direct Rights in respect of it) relates to an Original Note or another Entry that forms one of a class of identical Original Notes and/or Entries having identical Direct Rights.

4              Title to Entries

4.1                             Each Relevant Account Holder Able to Enforce: Any Relevant Account Holder may protect and enforce its rights arising out of this Deed in respect of any Entry to which it is entitled in its own name without using the name of or obtaining any authority from any predecessor in title.

4.2                             Payment to Relevant Account Holder Good Discharge: Each Relevant Account Holder is entitled to receive payment of the amount due in respect of each of its Entries and of all other sums referable to its Direct Rights to the exclusion of any other person and payment in full by the Issuer to such Relevant Account Holder shall discharge the Issuer from all obligations in respect of each such Entry and such Direct Rights. As a condition precedent to making any payment to a Relevant Account Holder in whole or partial discharge of any Direct Rights, the Issuer shall be entitled to require that reasonable arrangements are made (at the Issuer’s expense) for confirmation of the receipt of such payment by the Relevant Account Holder to be given to, and for receipt of such confirmation to be acknowledged by, the Account Issuer in whose books the Entry in respect of which such payment is to be made is credited.

5                                         Counterparts of this Deed

This Deed may be executed in one or more counterparts all of which when taken together shall constitute the same instrument. Executed originals of this Deed have been delivered to each Clearing System and to the Fiscal Agent and shall be held to the exclusion of the Issuer until the Termination Date. The Issuer convenants with each Relevant Account Holder on demand to produce or procure that there is produced an executed original hereof to such Relevant Account Holder and allow it to take copies thereof on demand at any reasonable time. Any Relevant Account Holder may, in any proceedings relating to this Deed, protect and enforce its rights arising out of this Deed in respect of any Entry to which it is entitled upon the basis of a statement by an Account Issuer as provided in Clause 3 and a copy of this Deed certified as being a true copy by a duly authorized officer of any Clearing System or the Fiscal Agent without the need for production in such proceedings or in any court of the actual records or this Deed. Any such certification shall be binding, except in the case of manifest error, upon the Issuer and all Relevant Account Holders. This Clause shall not limit any right of any Relevant Account Holder to the production of the originals of such records or documents in evidence.

6                                         Amendment and Disapplication of this Deed

6.1                               Amendment of this Deed: The Issuer may not amend, vary, terminate or suspend this Deed or its obligations under it until after the Termination Date unless such variation, termination or suspension shall have been approved by an Extraordinary Resolution (as defined in the Conditions) to which the special quorum provisions specified in the Notes apply to the holders of each series of Notes outstanding, save that nothing in this Clause shall prevent the Issuer from increasing or extending its obligations under this Deed by way of supplement to it at any time.

6.2                               Disapplication of this Deed: This Deed shall not apply to a Global Note it:

6.2.1                     the Conditions applicable to such Global Note state that this Deed shall not apply or

6.2.2

(i)                                     the Issuer executes a further agreement, deed, instrument or other document (the “New Covenant”) that confers upon the Account Holders who have Entries relating to such Global Note credited to their Securities Account rights that are substantially similar to the Direct Rights

(ii)                                  such Global Note is issued after the date of execution of the New Covenant

(iii)                               the provisions of the New Covenant are disclosed to the subscribers of the related Notes.

7                                         Payments

7.1                               Payments Free of Taxes: The Notes being issued (or being deemed to be issued) outside the Republic of France, all payments by the Issuer under this Deed shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Republic of France or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the Relevant Account Holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable:

7.1.1                     to, or to a third party on behalf of, a Relevant Account Holder who is subject to such taxes, duties, assessments or governmental charges by reason of his having some connection with the Republic of France other than merely having the relevant Entry credited to his Securities Account or

7.1.2                     in respect of any demand made more than 30 days after the date upon which demand may first be made hereunder, except to the extent that the Relevant Account Holder would have been entitled to such additional amounts on making such demand on the thirtieth such day.

7.2                               Stamp Duties: The Issuer covenants to and agrees with the Relevant Account Holders that if shall pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax payable in the Republic of France, the United Kingdom, Belgium or Luxembourg, as the case may be, or in the country of any currency in which Notes may be denominated or amounts may be payable in respect of the Notes or any political subdivision or taxing authority thereof or therein in connection with the entry into, performance, enforcement or admissibility in evidence of this Deed and/or any amendment of, supplement to or waiver in respect of this Deed, and shall indemnify each of the Relevant Account Holders against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

8              Governing Law and Jurisdiction

8.1          Governing Law: This Deed shall be governed by and construed in accordance with English law.

8.2                               Jurisdiction: The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with this Deed and accordingly any legal action or proceedings arising out of or in connection with this Deed  (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and walves any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the Relevant Account Holders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

8.3                               Agent for Service of Process: The Issuer irrevocably appoints Schneider Electric Limited whose offices at the date hereof are Braywick House East, Windsor Road, Maidenhead, Berkshire SL6 1DN, United Kingdom as its agent in England to receive service of process in any Proceedings in England based on this Deed. If for any reason the Issuer does not have such an agent in England, it shall promptly appoint a substitute process agent and notify the Noteholders of such appointment in accordance with the Conditions. Nothing herein shall affect the right to serve process in any other manner permitted by law.

In witness whereof the Issuer has caused this Deed to be duly executed as a deed the day and year first above mentioned.

SIGNED as a DEED

by:          Antoine GISCARD D’ESTANG

for or on behalf of

SCHNEIDER ELECTRIC SA